EXHIBIT 10.23

REAL ESTATE SALE AND PURCHASE AGREEMENT

    THIS REAL ESTATE SALE AND PURCHASE AGREEMENT (this "Agreement") is dated as of September 19, 2006 (the "Effective Date"), by and between CENTRAL FREIGHT LINES, INC., a Texas corporation ("Seller"), and JERRY AND VICKIE MOYES ("Buyer").

    IN CONSIDERATION of the respective agreements of the parties made herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Seller and Buyer agree as follows:

    1.    Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

        (a)    that certain real property located at 2401 East 5th St., Reno, NV 89502, being more particularly described in Exhibit A attached hereto (each such parcel of real property being referred to herein as a "Parcel" and collectively being referred to as the "Real Property");

        (b)    except as may otherwise be noted on any one or more of the Parcel descriptions on Exhibit A, all rights, privileges, and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas, and other hydrocarbon and other substances on and under the Real Property, as well as all development rights, air rights, water, water rights, riparian rights, and water stock relating to the Real Property, and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property (collectively, the "Appurtenances"); and

        (c)    all of Seller's right, title, and interest in and to all improvements and fixtures located on the Real Property, including, without limitation, buildings and structures presently located on the Real Property, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on the Real Property (collectively, the "Improvements").

All of the items referred to in subparagraphs (a), (b), and (c) above are collectively referred to as the "Property."

    2.    Purchase Price.

        (a)    Subject to Section 2(c) below, the purchase price for the Property shall be Two Million and No/100 Dollars ($2,000,000.00) (the "Purchase Price").

        (b)    The Purchase Price shall be paid to Seller in cash by wire transfer of immediately available funds on the date of the closing of this Agreement (the "Closing").

        (c)    Within thirty (30) days after the Closing, Seller shall retain a duly qualified and independent appraiser reasonably acceptable to Buyer in order to prepare an appraisal of the fair market value of the Property. The costs of such appraisal shall be paid by Seller. If the fair market value of the Property as determined by such appraisal is more than five percent (5.0%) greater than the Purchase Price, then Buyer shall pay to Seller promptly following receipt of the appraisal an amount equal to the difference between the appraised fair market value and the Purchase Price. If the fair market value of the Property as determined by such appraisal is more than five percent (5.0%) less than the Purchase Price, then Seller shall pay to Buyer promptly following receipt of the appraisal an amount equal to the difference between the Purchase Price and the appraised fair market value. Any payment pursuant to this Section 2(c) shall be made in cash by wire transfer of immediately available funds.

    3.    Title to the Property; Lease Agreement.

        (a)    At the Closing, Seller shall convey to Buyer fee simple title to the Real Property, the Appurtenances, and the Improvements, by a duly executed and acknowledged warranty deed in a form reasonably acceptable to Buyer (the "Deed").

        (b)    At the Closing, Buyer and Seller shall enter into a Lease Agreement with respect to the Real Property substantially in the form attached hereto as Exhibit B (the "Lease Agreement").]

    4.    Closing.

        (a)    The Closing shall occur on or before September 19, 2006 (the "Closing Date"), or such other date as is agreed upon in writing by Buyer and Seller.

        (b)    At or before the Closing, Seller shall deliver to Buyer the following:

                (i)    the duly executed and acknowledged Deed;

                (ii)    a duly executed counterpart to the Lease Agreement; and

(iii)    such other documents and information as Buyer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement.

        (c)    At or before the Closing, Buyer shall deliver to Seller the following:

                (i)    the Purchase Price;

                (ii)    a duly executed counterpart to the Lease Agreement; and

(iii)    such other documents and information as Seller may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement.

        (d)     The following are to be apportioned as of the Closing Date, as follows:

         (i)     Real Estate Taxes and Special Assessments. General real estate taxes payable for the tax year prior to the tax year in which the Closing occurs and all prior years shall be paid by Seller. General real estate taxes payable for the tax year in which the Closing occurs and for subsequent years shall be paid in accordance with the terms of the Lease Agreement.

(ii)     Closing Costs. Seller shall pay for any fees or penalties associated with the release of any lien or encumbrance created or suffered by Seller with respect to the Property and the cost of any transfer taxes and documentary stamp taxes applicable to the sale of the Property. Buyer shall pay for the cost of obtaining or updating a prior survey, the premium for any title insurance requested by Buyer, endorsements, title examination charges, the cost of recording the Deed and all other recording fees.

(iii)     Survival. The provisions of this Section 4(d) shall survive the Closing.

    5.    Representations, Warranties and Covenants of Seller.

         (a)     Seller hereby represents and warrants to and covenants with Buyer as follows:

(i)     Seller has the good and valid right to convey the Property to Buyer without the joinder or approval of any other person or entity whatsoever.

(ii)     To Seller's actual knowledge, there is no litigation pending against Seller that arises out of the ownership of the Property or any Parcel. Seller shall notify Buyer promptly of any such litigation of which Seller becomes aware.

(iii)     Seller has never filed or been the subject of any filing of a petition under the federal bankruptcy law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

(iv)     There is no pending condemnation or similar proceeding or action affecting the Property or any part thereof, and Seller has received no notice nor has any knowledge that any such proceeding is pending or contemplated.

(v)     Except for that certain mortgage and deed of trust in favor of Bank of America, N.A., as agent, which will be released as soon as practicable following Closing, no leases, liens, mortgages, deeds of trust, security agreements, or other encumbrances have been created by, through, or under Seller with respect to the Property or any Parcel.

(vi)     Seller has not heretofore and shall not devise, transfer, assign, or otherwise convey the Property or any portion thereof to any other person prior to the Closing Date.

(vii)     Neither the entering into this Agreement nor the consummation of the transactions contemplated herein will cause a violation or breach by Seller of any contracts, agreements, or instruments to which Seller is a party or by which Seller or any of the Property is bound

        (b)     Buyer shall acquire the Property "AS IS, WHERE IS" without any obligation of Seller, except as expressly set forth herein to the contrary, to perform any repairs, improvements, maintenance, or other work to the Property or any part thereof, and without, except as expressly set forth herein to the contrary, any warranties, express or implied, of any kind from Seller, including, but not limited to, warranties of fitness, merchantability, fitness for a particular purpose, habitability, tenantability, or environmental condition. Seller expressly disclaims any representations and warranties with respect to the Property, except as specifically set forth in this Agreement, and Buyer does hereby acknowledge that, in purchasing the Property, Buyer is relying only upon those representations of Seller concerning the Property expressly set forth as such in this Agreement and in the Deed.

        (c)     Seller will refrain from taking any action which could cause any of the foregoing representations or warranties or covenants and agreements of Seller to become incorrect or untrue at any time from the Effective Date through the Closing. Seller shall be deemed to have reaffirmed the representations and warranties contained in this Section 5 at Closing. In the event that Seller or Buyer learns that any of said representations or warranties becomes inaccurate between the Effective Date and the Closing Date, Seller or Buyer shall immediately notify the other party of such change. Seller shall then use its good faith efforts to cure such change within thirty (30) days after giving or receiving notice thereof as required herein. The Closing Date shall be automatically extended in order to allow the running of said thirty (30) day period. In the event Seller so cures such change within said thirty (30) day period, this Agreement shall remain in full force and effect. If Seller is unable to cure such change, Buyer may either (a) terminate this Agreement with respect to the Parcel affected such the failure by giving written notice to Seller and the parties shall have no further rights or obligations hereunder with respect to such Parcel, except for those rights or obligations which expressly survive such termination, or (b) waive such right to terminate and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. In the event Buyer elects option (b) in the preceding sentence or in the event Buyer elects to close with the actual knowledge that a representation or warranty of Seller herein is untrue or incorrect, the representations and warranties shall be deemed to be automatically amended to reflect said change. If Buyer receives notice prior to Closing that any of Seller's representations and warranties are untrue, and (i) Seller has not cured said breach as provided for herein; and (ii) Buyer elects to waive said breach and proceed with the purchase and sale of the Property or Parcel, then, unless Seller shall have otherwise agreed in writing, Buyer shall be deemed to have waived any claim for breach of such untrue representation or warranty. The representations and warranties contained in this Section 5 shall not survive Closing.

    6.     Risk of Loss. If any of the Property or a Parcel is damaged or destroyed prior to the Closing Date, and such damage or destruction (a) is fully covered by Seller's insurance, except for the deductible amounts thereunder, and the insurer agrees to timely pay for the entire cost of such repair, and (b) would cost less than Five Thousand Dollars ($5,000.00) to repair or restore, then this Agreement shall remain in full force and effect and Buyer shall acquire the Property or Parcel upon the terms and conditions set forth herein. In such event, Buyer shall receive a credit against the Purchase Price equal to such deductible amount, and Seller shall assign to Buyer all of Seller's right, title, and interest in and to all proceeds of insurance on account of such damage or destruction. If any of the Property or a Parcel is damaged or destroyed prior to the Closing Date, and such damage or destruction (c) is not fully covered by Seller's insurance, other than the deductible amounts, and (d) would cost less than Five Thousand Dollars ($5,000) to repair or restore, then the transaction contemplated by this Agreement shall be consummated with Buyer receiving a credit against the Purchase Price at the Closing in an amount reasonably determined by Seller and Buyer (after consultation with unaffiliated experts) to be the cost of repairing such damage or destruction, but in no event more than Five Thousand Dollars ($5,000). If (e) any Parcel is damaged or destroyed prior to the Closing, and the cost of repair would exceed Five Thousand Dollars ($5,000), or (f) condemnation proceedings are commenced against any of the Property, then, notwithstanding anything to the contrary set forth in this Section 6, Buyer shall have the right, at its election, either to terminate this Agreement with respect to the affected Parcel or to not terminate this Agreement and purchase the Parcel. Buyer shall have thirty (30) days after Seller notifies Buyer that an event described in clause (e) or (f) has occurred to make such election by delivery to Seller of an election notice (the "Election Notice"). Buyer's failure to deliver the Election Notice within such thirty (30) day period shall be deemed an election to terminate this Agreement. If this Agreement is terminated by delivery of notice of termination to Seller, then Buyer and Seller shall each be released from all obligations hereunder. If Buyer elects not to terminate this Agreement, this Agreement shall remain in full force and effect and the conveyance of the Property herein, less any interest taken by eminent domain, condemnation or sale in-lieu thereof, shall be consummated with no further adjustments, including any adjustments set forth in Section 2.

    7.     Possession. Subject to the terms of the Lease Agreement, possession of the Property shall be delivered to Buyer on the Closing Date.

    8.     Buyer's Consent to Contracts and Leases Affecting the Property. Seller shall not, after the Effective Date, enter into any new leases or contracts, or any assignments or amendments thereof, or waive any rights of Seller under any contract, without in each case obtaining Buyer's prior written consent thereto (which consent may be given or denied in Buyer's sole discretion).

    9.     Miscellaneous.

        (a)     Notices. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) business day after being deposited with Federal Express or another reliable overnight courier service, (iii) the same day if transmitted by facsimile telecopy before 5:00 p.m. Eastern time, or (iv) two (2) business days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed to the party at such addresses as is set forth below or such other address as either party may from time to time specify in writing to the other.

        (b)     Brokers and Finders. Each party represents and warrants to the other that no broker or finder was instrumental in arranging or bringing about this transaction and that there are no claims or rights for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement. In the event that any other broker or finder perfects a claim for commission or finder's fee based upon such contact, dealings or communication, the party through whom such other broker or finder makes a claim shall indemnify, save harmless and defend the other party from said claim and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same. The provisions of this Section 9(b) shall survive the Closing.

        (c)     Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Except as expressly provided for herein, Buyer shall not assign any of Buyer's rights hereunder or any part thereof to any person, firm, partnership, corporation or other entity without Seller's prior written consent, which Seller may withhold in its sole and absolute discretion.

        (d)     Amendments. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

        (e)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its conflicts of laws principles.

        (f)     Merger of Prior Agreements. This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

        (g)     Enforcement. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

        (h)     Time of the Essence. Time is of the essence of this Agreement.

        (i)     Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

        (j)     Counterparts. This Agreement may be signed in counterparts and all counterparts so executed shall constitute one contract, binding on all parties hereto, even though all parties are not signatory to the same counterpart.

        (k)     Consent by NATL and Green. If and to the extent the terms of this Agreement would be inconsistent with or otherwise require the consent of North American Truck Lines, LLC, a Nevada limited liability company ("NATL") or Green Acquisition Company, a Nevada corporation ("Green"), pursuant to that certain Agreement and Plan of Merger by and among Central Freight Lines, Inc., a Nevada corporation and the parent of Seller (the "Parent"), NATL, and Green, dated January 30, 2006 (as amended, the "Merger Agreement"), such violation or inconsistency is waived and this Agreement is consented to, and the execution and performance of this Agreement by the Seller shall not be deemed to be a violation of the Merger Agreement by the Parent.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

CENTRAL FREIGHT LINES, INC.

By:	/s/ Robert V. Fasso
Name:	Robert V. Fasso
Title:	President and Chief Executive Officer

Notice Address:

Central Freight Lines, Inc.
Attn: President
15333 N. Pima Rd.
Suite 230
Scottsdale, AZ 85260

BUYER:

JERRY AND VICKIE MOYES

/s/ Jerry Moyes
Jerry Moyes

/s/ Vickie Moyes
Vickie Moyes

Notice Address:

Jerry and Vickie Moyes
c/o Jeff Shumway, Swift Aviation Group, Inc.
P.O. Box 20683
Phoenix, AZ 85036

For the purposes of Section 9(k) only:

NORTH AMERICAN TRUCK LINES, LLC

By:
Name:
Title:

GREEN ACQUISITION COMPANY

By:
Name:
Title:

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